EXHIBIT 99.2

  For additional information,
    please contact:                         Mr. Charles R. Ofner
                                                  (713) 496-5000

    "RB Reports Improved 4th Quarter and Year End 1995 Results"

       February  13, 1996,     Houston, Texas ........ Reading &
  Bates Corporation (RB- NYSE) reported net income of $21.8 million ($.28 net income per share after preferred stock dividends of $4.9 million) for the year ended December 31, 1995, compared with a net loss of $17.1 million ($.39 loss per share after preferred stock dividends of $4.9 million) for the year ended December 31, 1994. Included in the 1995 results is an extraordinary gain of $3.4 million related to the extinguishment of a debt obligation offset by non- recurring charges of $1.2 million included in Other, net related to expenses for merger discussions. Operating income for the year ended December 31, 1995 was $38.2 million on revenues of $212.8 million, compared to an operating loss for the year ended December 31, 1994 of $.8 million on revenues of $169.1 million. The $39.0 million improvement to operating income is primarily attributable to increased revenues. Revenues increased due to improved dayrates as well as increased utilization of the fleet during 1995. Average utilization for the year ended December 31, 1995 was 86% compared to 75% for the year ended December 31, 1994.

       For the fourth quarter of 1995, the Company reported net income of $10.7 million ($.15 net income per share after preferred stock dividends of $1.2 million) compared to a net loss of $5.6 million ($.11 loss per share after preferred stock dividends of $1.2 million) for the fourth quarter of 1994. Included in the fourth quarter 1995 results is an
  extraordinary   gain  of   $3.4   million   related   to   the
  extinguishment of a debt obligation offset by non-recurring charges of $1.2 million included in Other, net related to expenses for merger discussions. Operating income for the fourth quarter of 1995 was $13.6 million on revenues of $59.8 million compared to an operating loss for the fourth quarter of 1994 of $.6 million on revenues of $44.4 million. Utilization for the quarter ended December 31, 1995 was 87% compared to 81% for the quarter ended December 31, 1994. Operating income for the fourth quarter of 1995 increased $.9 million over operating income reported in the third quarter of 1995 of $12.7 million.

       Paul B. Loyd, Jr. the Company's Chairman and CEO, said, "We are pleased to report a profitable fourth quarter and profitable year. As expected, the high specification semisubmersible and the premium 300-foot jackup markets continued to tighten throughout 1995. With our concentration of high-end rigs in both segments and substantially improved contract status as compared to 1994, we were able to benefit from operating leverage to report improved results. We're optimistic that this trend will continue in 1996. As we move into the first quarter of 1996, our core fleet is 100% contracted, and prospects are good that we can maintain high utilization levels throughout 1996. Dayrates now being set at the margin, particularly for our semis, are continuing to climb and are substantially in excess of those achieved on average in the fourth quarter of 1995.

       Reading & Bates completed several important vessel acquisitions in 1995 including the previously announced acquisition of the "Iolair", a dynamically positioned third-generation semisubmersible support vessel and, "Rig 42", a
  large  second-generation  semi.       Our  fourth quarter  and
  year-to-date results did not benefit materially from these acquisitions, but we expect these two vessels to contribute substantial incremental net income in 1996 and thereafter. With the completion of the previously announced private financings in December 1995, we have improved financial flexibility to take advantage of new opportunities. With our topnotch fleet, improved market conditions and solid financial position, we're looking forward to a banner year for Reading & Bates."

       Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.

                                  # # #


                              READING & BATES CORPORATION
                                   AND SUBSIDIARIES

                         CONSOLIDATED STATEMENT OF OPERATIONS
                       (in thousands except per share amounts)

                                   THREE MONTHS ENDED        YEAR ENDED
                                      DECEMBER 31,           DECEMBER 31,
-----------------------------------------------------------------------------
                                    1995       1994        1995        1994
                                      (unaudited)
OPERATING REVENUES                $ 59,777   $ 44,435   $ 212,795   $ 169,058
-----------------------------------------------------------------------------
COSTS AND EXPENSES:
  Operating expenses                33,422     32,680     127,070     122,981
  Depreciation and amortization      7,770      7,566      30,369      28,909
  General and administrative         5,018      4,752      17,139      17,993
-----------------------------------------------------------------------------
    Total costs and expenses        46,210     44,998     174,578     169,883
-----------------------------------------------------------------------------
OPERATING INCOME (LOSS)             13,567       (563)     38,217        (825)
-----------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
  Interest expense                  (3,606)    (3,934)    (15,303)    (13,694)
  Interest income                      429        668       1,832       3,263
  Other, net                        (1,054)      (533)     (2,008)     (2,647)
-----------------------------------------------------------------------------
    Total other income (expense)    (4,231)    (3,799)    (15,479)    (13,078)
-----------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAX
  EXPENSE, MINORITY INTEREST AND
  EXTRAORDINARY GAIN                 9,336     (4,362)     22,738     (13,903)

INCOME TAX EXPENSE                   1,285      1,302       2,824       4,093

MINORITY INTEREST                     (822)        52      (1,522)        850
-----------------------------------------------------------------------------
INCOME (LOSS) BEFORE
  EXTRAORDINARY GAIN                 7,229     (5,612)     18,392     (17,146)

EXTRAORDINARY GAIN                   3,430          -       3,430           -
-----------------------------------------------------------------------------
NET INCOME (LOSS)                   10,659     (5,612)     21,822     (17,146)

DIVIDENDS ON PREFERRED STOCK         1,213      1,215       4,855       4,859
-----------------------------------------------------------------------------
NET INCOME (LOSS) APPLICABLE
  TO COMMON STOCKHOLDERS          $  9,446   $ (6,827)  $  16,967   $ (22,005)
=============================================================================

EARNINGS (LOSS) PER COMMON SHARE:
  INCOME (LOSS) BEFORE
  EXTRAORDINARY GAIN              $    .10   $   (.11)  $     .22   $    (.39)

  EXTRAORDINARY GAIN                   .05          -         .06           -
-----------------------------------------------------------------------------
  NET INCOME (LOSS)               $    .15   $   (.11)  $     .28   $    (.39)
=============================================================================
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING      61,280      59,713     60,208      56,900
=============================================================================


                      READING & BATES CORPORATION
                           AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEET
                            (in thousands)
                             (unaudited)

---------------------------------------------------------------------
                                                12/31/95     12/31/94
---------------------------------------------------------------------
ASSETS:
  Cash and cash equivalents                    $  36,171    $  42,319
  Other current assets                            59,617       50,430
  Net property and equipment                     505,605      490,319
  Other assets                                     4,387        3,733
---------------------------------------------------------------------
TOTAL ASSETS                                   $ 605,780    $ 586,801
=====================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                          $  54,490    $  86,041
  Long-term obligations                           95,040       81,937
  Other noncurrent liabilities                    54,695       52,792
  Minority interest                               44,504       43,871
  Stockholders' equity                           357,051      322,160
---------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 605,780    $ 586,801
=====================================================================